EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 20th day of November, 2025.

B E T W E E N:

Rise Gold Corp., a company incorporated under the laws of

Nevada, having an office at 345 Crown Point Circle, Suite 600,

Grass Valley, CA 95945

(herein called the "Corporation")

 OF THE FIRST PART

A N D:

David G. Watkinson, of 5241 Peace Lily Lane, Roseville CA, 95747

(herein called the "Executive")

OF THE SECOND PART

WHEREAS the Corporation carries on the business of mineral exploration and development (the "Business");

AND WHEREAS, the Executive is currently engaged in rendering services to the Corporation in his capacity as a consultant;

AND WHEREAS the Corporation wishes to continue to retain the services of the Executive;

AND WHEREAS the Corporation and the Executive have agreed upon certain rights and benefits to be provided to the Executive in the event that his employment relationship with the Corporation is terminated in the manner set out herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive hereby agree as follows:

1) Employment. The Corporation hereby employs the Executive to render services to the Corporation and to undertake the duties and exercise powers of the President and Chief Executive Officer ("CEO") of the Corporation, subject always to the general control and direction of the Board of Directors of the Corporation (the "Board"). The Executive hereby agrees to serve the Corporation as CEO and to hold such other offices to which he may be appointed in any subsidiary of the Corporation on the terms and conditions herein contained. The effective date of this agreement (the "Effective Date") is November 20, 2025, and supersedes all previous agreements between the Corporation and Executive Officer. The location of work is defined as Grass Valley, California.

2) Duties and Compliance with Rules. The Executive shall be generally responsible for all matters typical of those for an executive officer in the position of CEO. The Executive shall carry out all lawful instructions and directions from time to time given to him by the Board and shall comply with all rules, regulations, and instructions of the Corporation now in force, or that may be adopted from time to time, and communicated by the Corporation to its executives generally by the Board. The Executive shall perform his duties to the utmost of his ability, and the Executive shall use his best efforts to promote the interests and goodwill of the Corporation and shall conduct himself in a diligent, competent, and business-like manner and as the Executive may be directed to perform by the Board. The Executive appreciates that the Executive's duties may involve travel from the Executive's place of employment (both within and outside of Canada and the United States of America), and the Executive agrees to travel as reasonably required in order to fulfill the Executive's duties.

3) Commitment. Through the term of this Agreement the Executive shall devote substantial time (anticipated to be approximately 20 hours per week on average) and attention to the business and affairs of the Corporation and its subsidiaries and shall not, without the prior written consent of the Corporation, undertake any other business or occupation or become an employee, consultant or agent of any other corporation, firm, partnership or individual; provided that nothing herein shall be construed so as to prevent the Executive from making investments of a strictly passive nature, so long as such investments, when considered together, are not of a type or in an amount such as would conflict with the efficient performance by the Executive of his duties hereunder; and provided further that nothing herein shall prevent the Executive from performing the same or similar duties for the entities identified on Annex "A" hereto, which Annex may be amended by mutual consent of the parties from time to time, such amendment to be evidenced by the replacement of Annex "A" with a more current version executed by each of the Executive and the Chairman of the Compensation Committee of the Board of the Directors or another executive officer of the Corporation empowered by the Board to sign. In the case of a disagreement as to whether an Annex "A" is the most current, that which has been most recently signed by both parties shall be deemed to be the most current.

4) Base Remuneration. The Corporation shall employ the Executive at a minimum monthly salary of $11,000 per month (US$132,000 per annum) or other greater amount to be determined periodically by the Board (the "Base Salary"), payable regularly in accordance with the Corporation's practices applicable to other senior executives (subject to deduction of income tax and other deductions and/or withholdings as required by law). In addition, the Executive will be entitled to participate in the Corporation's incentive stock option plan and to receive incentive stock options as determined by the Board or the Compensation Committee and in accordance with the plan established by the Corporation.

5) Equity Incentive Compensation. As of November 20, 2025, the Corporation shall issue to Executive fully vested options to purchase 1,000,000 share of the Corporation with a strike price equal to the closing price in the U.S, Market of the Corporation's shares on November 19, 2025, an expiration date of five years from the date of issuance, and all other such terms as specified in the Corporation's Incentive Stock Option Plan, as filed with the Securities and Exchange Commission. In addition, so long as the Executive remains employed pursuant to this Agreement at such time, the Corporation shall issue to the Executive fully vested Restricted Stock Units (as defined by in Section 17 below) according to the following amounts and schedule:

January 1, 2026	250,000
April 1, 2026	62,500
July 1, 2026	62,500
October 1, 2026	62,500
January 1, 2027	62,500
April 1, 2027	62,500
July 1, 2027	62,500
October 1, 2027	62,500

6) Benefits. The Executive shall be eligible to participate in all benefit plans and programs offered from time to time by the Corporation to senior employees at the level of the Executive in accordance with the terms and conditions of the particular plans and programs from time-to-time in effect. Should the Company not be in a position to offer benefit plans and programs or the Executive resides in a location where these plans and programs are not available or not cost-effective to put in place, the Company shall pay the employee an allowance of $1,000 per month to cover family medical expenses, including premiums of any medical and dental plans. The Executive agrees that there is no pension plan or program (registered or otherwise) presently offered by the Corporation. The allowance will be considered a taxable benefit to the employee.

7) Expenses. The Corporation shall pay all reasonable and necessary expenses actually and properly incurred in connection with the performance of his duties and reasonably documented by the Executive from time to time in furtherance of or in connection with the business of the Corporation in accordance with the Corporation's policies, including, but not limited to all travel expenses, professional fees, cellular telephone expenses, parking, and entertainment expenses not to exceed $2,000 in any calendar month without the written consent (email being sufficient) of the Chairman of the Board. If any such expenses are paid in the first instance by the Executive, the Corporation shall reimburse him therefor, subject to the receipt by the Corporation of statements and vouchers in form reasonably satisfactory to it. Executive hereby authorizes Corporation, in its discretion, to deduct any unauthorized expenses from Executive's compensation hereunder.

8) Payments to the Executive.

a) Payment of the Base Salary shall be made in payments in arrears, twice monthly on the 15th and the last business day of each month, except that where the 15th occurs on a non-business day, payment will be made on the last business day prior to the 15th.

b) Payment of expenses shall be made to the Executive following submittal of the expenses in an acceptable expense report, allowing for a reasonable period.

c) In the event that the Corporation shall be unable to pay the Base Salary or expenses, the Corporation shall accrue and report the unpaid amounts on its financial statements and where any such Payments remain unpaid for a period of 12 months or as otherwise agreed, the unpaid amounts shall be accrued plus an interest payable at a rate of 1.5% per month commencing the first month during which the amounts were not paid.

9) Vacation. The Executive shall be entitled to an annual vacation of up to four (4) weeks in each calendar year. After five (5) years of employment (as calculated from the Executive's original date of employment with the Company), the Executive shall be entitled to five weeks (5) of vacation in the 6th calendar year and thereafter. After ten (10) years of employment, the Executive shall be entitled to six (6) weeks of vacation in the 11th calendar year and thereafter. Such vacations may be taken only at such times as the Executive and the Corporation may from time to time reasonably determine, having regard to the operations of the Corporation. Vacations shall be taken only within the year of entitlement whenever possible, and any time not taken may be accumulated from year to year or alternatively paid to the Executive. If the Executive's employment is terminated pursuant to section 11 hereof, the Executive will not be entitled to receive payment in lieu of any vacation in excess of vacation accrued up to the date of his termination.

10) Vehicle. The Corporation shall provide a monthly vehicle allowance of $1,500. The Executive shall be responsible for capital or lease costs of the vehicle, operating costs of the vehicle, and insurance. The vehicle shall be used for the business of the Corporation in addition to the employee's personal use and the vehicle allowance will be treated as a taxable benefit.

11) Term. The term of the Executive's employment shall be for an indefinite period, and shall continue until the employment of the Executive is terminated in accordance with the provisions of this Agreement.

12) Termination. The employment of the Executive hereunder may be terminated, subject to clause 17, in the following manner and in the following circumstances:

a) at any time by the Corporation forthwith, without notice and without pay in lieu of notice, for cause;

b) automatically upon the death of the Executive;

c) automatically in the event the Executive is subject to any bankruptcy, insolvency or other similar proceeding;

d) at any time by notice in writing from the Corporation to the Executive if the Executive shall become permanently disabled; for the purposes hereof, the Executive shall be deemed to be "permanently disabled" immediately following any period of 60 consecutive days during which the Executive is unable to perform his or her essential duties as an Executive of the despite reasonable accommodation efforts of the Corporation;

e) in any other case, by the payment by the Corporation to the Executive in a lump sum of the equivalent of six months of his then annual Base Salary plus Medical and Vehicle Allowances (subject to deduction of income tax and other deductions and/or withholdings as required by law), calculated from the date of termination of his employment; or

f) by the Executive, providing no less than sixty (60) days' notice in writing to the Corporation. In the event the Executive provides such notice to the Corporation, the Executive's employment shall terminate on the date the period of such notice expires. In such circumstance, the Corporation may request that the Executive cease performing his duties prior to the expiry of the notice period in exchange for, and following, immediate payment of all amounts due to the Executive, calculated as though he had continued performing his duties until the expiry of the notice period.

13) Cause. For the purposes of subsection 12 (a), "cause" shall include:

a) the failure or refusal of the Executive to perform his duties and responsibilities at an acceptable level or standard as determined by the Board in its reasonable discretion, provided that the Executive has been provided written notice of such failure and has not corrected his behaviour within 30 days of receiving such notice and provided further that the Executive shall only be entitled to correct his behaviour pursuant to the notification under this subsection 12(a) on a one-time basis. For purposes of clarity, any subsequent failure or refusal to perform his duties and responsibilities at an acceptable level or standard will not require written notice of such failure by the Corporation and corresponding opportunity for the Executive to correct the behaviour;

b) any dishonesty on the part of the Executive materially affecting the Corporation;

c) the conviction of the Executive for an indictable offence or for any crime involving moral turpitude, fraud or misrepresentation;

d) excessive use of alcohol or illegal drugs by the Executive interfering with the performance of his obligations under this Agreement, as determined by the Board in its reasonable discretion, and the failure to participate fully in any employee assistance program offered by the Corporation;

e) any willful and intentional act on the part of the Executive having, in the reasonable discretion of the Board, the effect of materially injuring the reputation, business or business relationships of the Corporation;

f) any material breach (not covered by any of the above clauses 13(a) through 13(e) above) of any of the provisions of this Agreement; and

g) any other reason which at law would entitle the Corporation to terminate the Executive's employment without notice or compensation in lieu of notice.

14) Employment Standards, etc. Any payment to the Executive under subsection 12(e) shall be deemed to include all required payments pursuant to the provisions of the labor code where the Executive resides. In the event that greater compensation in lieu of notice is required to be given by the Corporation to the Executive pursuant to the applicable labor code or any equivalent or successor legislation, subsection 12(e) hereof shall be construed as providing for the payment of such greater amount. Payments to the Executive upon termination in accordance with this Agreement by the Corporation will be deemed to include and to satisfy entitlement to termination pay, vacation pay and severance pay pursuant to applicable employment legislation to the extent of those payments, including all payments due to the Executive pursuant to section 16 hereof, and such payments may be subject to deduction of income tax and other deductions and/or withholdings as required by law. Receipt by the Executive of all payments due in accordance with this Agreement will be deemed to constitute a full and final release and discharge by the Executive of the Corporation and all of its directors, officers, employees and agents (for each of whom and for this purpose the Corporation contracts as a trustee) from all claims, actions, causes of action, debts, obligations and liabilities whatsoever including, without limitation, any such claims in respect of the Executive's hiring by, employment with and termination of employment with the Corporation. In no event whatsoever will the Corporation be liable for any additional tax, interest or penalty that may be imposed on the Executive under Code Section 409A or damages for failing to comply with Code Section 409A, provided that the parties shall work together in good faith to avoid or mitigate the imposition of any such additional tax, interest, or penalties. The Executive and Corporation will also work together in good faith to limit the impact, if any, of Internal Revenue Service Code Section 280G, including allowing the Executive, in his discretion, to waive all or any part of his compensation to avoid or mitigate the potential impact of Code Section 280G on the Executive's compensation.

15) No Requirement to Mitigate. In the event that any payment is made to the Executive pursuant to the provisions of subsection 12(e), the Executive shall not be required in any manner whatsoever to mitigate any damages resulting from the termination of employment. Furthermore, the payment referred to in subsection 12(e) shall be made regardless of whether the Executive seeks or finds employment of any nature whatsoever.

16) Pre-estimate of Damages. The Corporation and the Executive acknowledge and agree that the provisions of subsection 12(e) are reasonable and that the total amount payable as outlined herein is an amount which has been agreed to between them to be payable hereunder or, in the alternative, is a reasonable pre-estimate of the damages which will be suffered by the Executive in the event of termination of employment (other than a termination pursuant to subsection 17(d)) and shall not be construed as a penalty.

17) Change of Control.

(a) Terms used in this section 17 but not otherwise defined herein have the meanings set forth below:

(i) "Benefit Plans" means any employee loan, insurance, long-term disability, medical, dental and other executive and employee benefit plans, including any pension or group RRSP plans, 401 K plans, as may be provided by the Corporation or any subsidiary of the Corporation to the Executive;

(ii) "Change in Control" means:

1. the acquisition by a purchaser , directly or indirectly, of shares of the Corporation, which, assuming the conversion, exchange or exercise of any convertible or exchangeable shares of the Corporation beneficially owned by the purchaser , results in the purchaser beneficially owning shares that would entitle the purchaser for the first time to cast more than 50% of the votes attaching to all shares in the capital of the Corporation that may be cast to elect directors;; or

2. a change in the composition of the Board which occurs at a single meeting of the shareholders of the Corporation or upon the execution of a shareholders' resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority on the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change;

3. the sale, lease, exchange or other disposition of all or substantially all of the Corporation 's assets to a purchaser; or

4. an amalgamation, merger, arrangement or other business combination involving the Corporation and a Purchaser that results in the Purchaser or security holders of the Purchaser owning, directly or indirectly, shares of the continuing entity that entitle the Purchaser or such security holders of the Purchaser , as the case may be, to cast more than 50% of the votes attaching to all shares in the capital of the continuing entity that may be cast to elect directors.

iv) "Share Option" means any stock option granted under a stock option or share purchase plan of the Corporation;

v) "Restricted Share Unit" or "RSU" means any restricted share unit granted to the Executive by the Corporation;

vi) "Deferred Share Unit" or "DSU" means any deferred share unit granted to the Executive by the Corporation;

vii) "Triggering Event" means any one of the following events which occurs without the express or implied agreement of the Executive:

1. a change (other than those that are clearly consistent with a promotion) in the Executive's position or duties (including any position or duties as a director of the Corporation), responsibilities (including a change in the person or body to whom the Executive reports at the date of a Change in Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, and who reports to the Executive), title or office in effect immediately prior to a Change in Control; or

2. a reduction by the Corporation or any of its subsidiaries of the Executive's salary, benefits or any other form of remuneration or any change in the basis upon which the Executive's salary, benefits or any other form of remuneration payable by the Corporation or its subsidiaries is determined or any failure by the Corporation to increase the Executive's salary, benefits or other forms of remuneration payable by the Corporation or its subsidiaries in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control with respect to the senior executives of the Corporation and its subsidiaries, whichever is more favorable to the Executive; or

3. any failure by the Corporation or its subsidiaries to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate immediately prior to a Change in Control, or the Corporation or its subsidiaries taking any action or failing to take any action that would materially adversely affect the Executive's participation in or materially reduce his rights or benefits under or pursuant to any such plan, or the Corporation or its subsidiaries failing to increase or improve such rights or benefits on a basis consistent with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control with respect to the senior executives of the Corporation and its subsidiaries, whichever is more favorable to the Executive; or

4. a change in the municipality in which the Executive is regularly required to carry out the terms of his employment with the Corporation at the date of a Change in Control, unless the Executive's terms of employment include the obligation to receive geographic transfers from time to time in the normal course of business; or

5. any failure by the Corporation or its subsidiaries to provide the Executive with the number of paid vacation days to which he was entitled immediately prior to a Change in Control or the Corporation or its subsidiaries failing to increase such paid vacation on a basis consistent with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control with respect to the senior executives of the Corporation and its subsidiaries, whichever is more favorable to the Executive; or

6. the Corporation or its subsidiaries taking any action to deprive the Executive of any material fringe benefit not hereinbefore mentioned and enjoyed by him immediately prior to a Change in Control, or the Corporation or its subsidiaries failing to increase or improve such material fringe benefits on a basis consistent with practices in effect immediately prior to a Change in Control or with practices implemented subsequent to a Change in Control with respect to the senior executives of the Corporation and its subsidiaries, whichever is more favorable to the Executive; or

7. any material breach by the Corporation of any provision of this Agreement; or

8. the good faith determination by the Executive that, as a result of a Change in Control or any action or event thereafter, the Executive's status or responsibility in the Corporation or its subsidiaries have been diminished or the Executive is being effectively prevented from carrying out his duties responsibilities as they existed immediately prior to a Change in Control; or

9. the failure by the Corporation to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations hereunder by any successor to the Corporation, including a successor to a material portion of its business.

b) Notwithstanding anything to the contrary contained in this Agreement, if a Change in Control occurs and if, in respect of the Executive, a Triggering Event subsequently occurs within one (1) year of the Change in Control, the Executive shall be entitled to elect to terminate his employment with the Corporation and to receive a payment from the Corporation in an amount equal to two times his then current annual Base Salary plus Medical and Vehicle Allowances. This subsection 17(b) shall not apply if such Triggering Event follows a Change in Control which involves a sale of securities or assets of the Corporation with which the Executive is involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase-leaseback financing, or as a sponsor or buyer representative or role as agent in the sale).

c) All termination rights of the Executive provided for in subsection 17(b) are conditional upon the Executive electing to exercise such rights by notice given to the Corporation within 120 days of the Triggering Event. The Corporation shall have 45 days from the date of notice of the Triggering Event to rectify the cause of the Triggering event and if the cause of the Triggering Event is rectified within that time, the Executive shall withdraw notice of the triggering event.

d) Notwithstanding the provisions contained in section 12(e) hereof, the Executive shall be entitled to a payment by the Corporation of the amount calculated as provided for in subsection 17(b) if a Triggering Event does not occur but the Executive is dismissed from his employment with the Corporation without cause within one (1) year of the Change in Control. For greater certainty, the Executive shall not be entitled to any payment by the Corporation pursuant to this subsection 17(d) if the Executive is dismissed from his employment with the Corporation for cause. The Corporation shall not dismiss the Executive for any reason unless such dismissal is specifically approved by the Board.

e) All payments provided herein shall be inclusive of any statutory payments required and shall constitute the Executive's sole entitlements in the event of Change in Control. Upon compliance with Section 17, the Executive shall have no action, cause of action or claim against the Corporation or any subsidiary of the Corporation, or any of their officers, directors or employees, arising from the Executive's employment or termination of employment.

f) In the event that the Executive is entitled to a payment pursuant to this section 17, the Executive shall be entitled to have all then-active Benefit Plans continued for a period of 12 months after the date of the giving of notice by the Executive pursuant to subsection 17(c), or the dismissal of the Executive's employment pursuant to subsection 17(d), as the case may be, but Executive shall not be entitled to any equity compensation under Section 5 unless Executive's employment continues as of the relevant date specified therein.

g) In the event that the Executive is entitled to a payment pursuant to this section 17, any Share Option, RSU, or DSU previously granted to the Executive by the Corporation or any subsidiary of the Corporation shall become fully vested, in which case the Executive shall be entitled to exercise such Share Option, RSU, and DSU on the terms granted and, notwithstanding any term of the stock option plan or other compensation plan to the contrary, the Corporation shall take all reasonable steps to ensure that the Executive's Share Options, RSU;'s, and DSU's shall remain exercisable for the original term granted and shall not terminate due to the termination of the Executive's employment with the Corporation. In addition, any provisions of the Share Option restricting the number of option shares which may be purchased before a particular date shall be waived. The terms of any Share Option agreement shall be deemed amended to reflect the provisions of this subsection 17(g). The provisions of this subsection 17(g) shall be subject to applicable securities laws and the rules of any stock exchange on which the shares of the Corporation may be then listed and the receipt of all necessary approvals from such securities regulators and exchange, which approvals the Corporation shall use its reasonable commercial efforts to obtain in the event of the operation of this subsection 17(g).

h) The provisions contained in this section 17 shall be effective as of the Effective Date and shall terminate on December 31, 2035 unless extended with the mutual agreement of the parties hereto and approved by the Board.

i) Any payment to be made by the Corporation pursuant to the terms of section 17 shall be paid by the Corporation in cash in a lump sum (subject to deduction of income tax and other deductions and/or withholdings as required by law) within thirty (30)( days of the giving of notice by the Executive pursuant to subsection 17(c) or within thirty (30)business days of the termination or dismissal from the Executive's employment as referred to in subsection 17(d), as the case may be. Any such payment shall be calculated, in the case of subsection 17(b) at the date of giving notice pursuant to subsection 17(c) and, in the case of subsection 17(d), at the date of dismissal or termination, as the case may be.

j) In the event that any payment is made to the Executive pursuant to the provisions of subsection 17(b) or subsection 17(d), as the case may be, the Executive shall not be required in any manner whatsoever to mitigate any damages. Furthermore, the payment referred to in subsection 17(b) or subsection 17(d), as the case may be, shall be made regardless of whether the Executive seeks or finds employment of any nature whatsoever (other than employment with the Corporation or its successor).

k) The Corporation and the Executive expressly acknowledge and agree that if the Executive is entitled to a payment pursuant to subsection 17(b) hereof, and the Executive expressly agrees that, subject to subsection 17(b), upon termination by the Executive of his employment, the Corporation may elect to make such payment in the form of freely- tradeable common shares of the Corporation (or a combination of cash and shares), registered as directed by the Executive, and calculated according to the 20-day value- weighted average price of the Corporation's common shares as of the date of such termination, subject to acceptance by appropriate regulatory authorities, including the exchange(s) on which the Corporation's shares are traded.

18) Death of Executive. In the event that the Executive dies prior to the satisfaction of all of the Corporation's obligations under the terms of this Agreement, any remaining amounts payable to the Executive by the Corporation shall be paid to the person or persons previously designated by the Executive to the Corporation for such purposes, subject to entitlements of third persons under the terms of any will or the operation of any applicable Family Law or the Succession Law as in force in the state or province where the Executive resides. Any such designation of beneficiaries shall be made in writing, signed by the Executive and dated and filed with the Secretary of the Corporation. In the event that no designation is made, all such remaining amounts shall be paid by the Corporation to the estate of the Executive.

19) Assignment to Successor. This Agreement shall be assigned by the Corporation to any successor corporation of the Corporation and shall be binding upon such successor corporation. For the purposes of this section 19, "successor corporation" shall include any person referred to in Section 17(a)(ii)(3), or Section 17(a)(ii)(4). The Corporation shall ensure that the successor corporation shall continue the provisions of this Agreement as if it were the original party in place of the Corporation; provided however, that the Corporation shall not thereby be relieved of any obligation to the Executive pursuant to this Agreement. In the event of a transaction or series of transactions as described in Section 17(a)(ii)(3), or Section 17(a)(ii)(4), appropriate arrangements shall be made by the Corporation for the successor corporation to honour this Agreement as if the Executive had exercised his maximum rights hereunder as of the effective date of such transaction.

20) Confidentiality and Non-Competition.

a) All confidential records, material and information and copies thereof, and all trade secrets (including, without restricting the generality of the foregoing, inventions, discoveries and methods of processing and production), concerning the business or affairs of the Corporation or any of its affiliates, clients or suppliers (collectively, the "Confidential Information") obtained by the Executive in the course of his employment shall remain the exclusive and confidential property of the Corporation. For greater certainty, "Confidential Information" will not include: (i) information that is available to the public or in the public domain, being readily accessible to the public in written publications, at the time of disclosure or use, without breach of this Agreement; (ii) the general skills and experience gained by the Executive during the period services are provided to the Corporation; and (iii) information the disclosure of which is required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided by the Executive to the Corporation.

b) At all times during and subsequent to the Executive's employment, the Executive shall not disclose the contents of any Confidential Information to any person or entity or use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out the Executive's duties on behalf of the Corporation without first obtaining the consent of the Board and shall take all reasonable precautions to prevent any inadvertent disclosure, use, copying, transfer or destruction of any Confidential Information. The Executive shall not, following the termination of his employment hereunder for any reason, use the contents of any Confidential Information for any purpose whatsoever.

c) Within five days after the termination of the Executive's employment, or of receipt by the Executive of the Corporation's written request, the Executive will promptly deliver to the Corporation all property of or belonging to or administered by the Corporation or any of its affiliates, including without limitation all notes, memoranda and other business documents, including administrative and technical documents and materials concerning any of the business of the Corporation and all Confidential Information, in each case that is embodied in any physical or ephemeral form, whether in hard copy or on magnetic media, and that is within the Executive's possession or under the Executive's control. After he ceases to be employed by the Corporation, the Executive shall under no circumstances remove any books, records or documents or copies thereof (in nay form, and whether or not confidential) from the Corporation's office, nor shall the Executive make any copies of any such books, records or documents or copies thereof for use outside the Corporation's office, except as specifically authorised by the Board of Directors of the Corporation.

d) The Executive hereby agrees that he will not at any time during the term of his employment with the Corporation and for a period of one year thereafter:

i. knowingly solicit, interfere with or endeavour to entice away from the Corporation any of the financiers who were active financiers or private placers of the Corporation or its securities during the six month period immediately prior to the termination of the Executive's employment; or

ii. interfere with or knowingly entice away any employee of the Corporation who was an employee of the Corporation within 90 days of the termination of the Executive's employment.

e) The foregoing covenants are given by the Executive acknowledging that he has specific knowledge of the affairs of the Corporation. In the event that any clause or portion of any such covenant should be unenforceable or be declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this agreement. Notwithstanding the termination of this Agreement, the Executive's obligations under this section 20 shall remain in effect in accordance with the terms set out herein and shall exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Executive's employment (including, without limitation, the Executive's wrongful dismissal) by the Corporation. The Executive hereby acknowledges and agrees that all restrictions contained in this Agreement are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are hereby waived by him.

f) Without intending to limit the remedies available to the Corporation, the Executive understands and acknowledges that a breach or threatened breach by the Executive of any of the terms of this Section 20 could result in the Corporation suffering irreparable harm that is not capable of being calculated and that cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Executive agrees that, in addition to any other relief to which the Corporation may become entitled, the Corporation may apply for and will be entitled to injunctive relief, whether interim or permanent, specific performance and other equitable remedies, in any court of competent jurisdiction specifically to enforce any such covenants upon the breach or threatened breach of any such provisions, or otherwise specifically to enforce any such covenants and hereby waives all defences to the strict enforcement thereof by the Corporation.

21) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the Executive's employment by the Corporation and any rights which the Executive may have by reason of any prior agreement or by reason of the Executive's prior employment, if any, by the Corporation. All previous agreements, written or oral, express or implied, between the parties hereto or on their behalf relating to the employment of the Executive by the Corporation are hereby terminated and cancelled, and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims, demands whatsoever under or in respect of any such agreements. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation or their respective directors, officers and agents (for each of whom and for this purpose the Corporation contracts as trustee) to the Executive, except to the extent that the same has been reduced in writing and included as a term of this Agreement. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any representation, opinion, advice or assertion of fact, except to the extent aforesaid.

22) Notice. Any notice in writing required or permitted to be given to the Executive hereunder shall be sufficiently given if served on the Executive personally or mailed by registered mail postage prepaid addressed to the Executive at his last address known to the Corporation. Any such notice mailed as aforesaid shall be deemed to have been received by and given to the Executive two business days following the date of mailing. Any notice in writing required or permitted to be given to the Corporation hereunder shall be given by registered mail postage prepaid addressed to the President of the Corporation at its head office. Any such notice mailed as aforesaid shall be deemed to have been received by and given to the Corporation two business days following the date of mailing. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

23) Further Assurances. Each of the parties hereto agrees to do and execute or cause to be made, done or executed all such further and other things, acts, deeds, documents, assignments and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually. Without limiting the generality of the foregoing, the Corporation shall take all reasonable steps in order to structure the payment or payments provided for in this Agreement in the manner most advantageous to the Executive with respect to the provisions of the Income Tax Act (Canada) or similar legislation in place in the jurisdiction of the Executive's residence.

24) Co-Operation by Executive. The Executive will co-operate in all respects with the Corporation if a question arises as to whether the Executive has a disability pursuant to subsection 11(d) hereof. Without limitation, the Executive will authorize the Executive's medical doctor or other health care specialist to discuss the condition of the Executive with the Corporation and will as reasonably requested by, and at the expense of, the Corporation submit to examination by a medical doctor or other health care specialist jointly selected by the Corporation and the Executive; provided that if the Corporation and the Executive fail to agree on a medical doctor or other health care specialist within 10 days of the request for examination made by the Corporation, each of the Corporation and the Executive will forthwith select a medical doctor or health care specialist and the medical doctors or healthcare specialists so selected will, within 10 days of being selected, jointly select a third medical doctor or healthcare specialist. The third medical doctor or health care specialist so selected will examine the Executive.

25) Governing Law and Attornment. This Agreement shall be governed by and interpreted under the laws of the state or province where the Executive resides. The parties attorn to the non-exclusive jurisdiction of the Courts of the state or province where the Executive Resides.

26) Currency. All dollar amounts referred to in this Agreement are expressed in U.S. dollars unless otherwise specifically provided herein.

27) Assignment. Save and except as provided in Section 19, the benefits and obligations of this Agreement may not be assigned by either party to any other person; provided, however, that the Corporation may assign this Agreement to an affiliate or subsidiary of the Corporation with the approval of the Executive, which approval shall not unreasonably be withheld. Except as aforesaid, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Executive, his heirs, executors and administrators.

28) Invalidity of Provisions. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, the provision will, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of that provision in any other jurisdiction or its application to other parties or circumstances.

29) Waiver Amendment. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

30) Acknowledgment. The Executive acknowledges that:

a) he has read and understood this Agreement;

b) he has been given an opportunity to obtain independent legal advice concerning this Agreement and the provisions hereof and the interpretation and effect of this Agreement, and by signing this Agreement represents and warrants that he has each either obtained advice or voluntarily waived the opportunity to receive same; and

c) he has entered into this Agreement voluntarily.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the 17th day of November, 2025.

EXECUTIVE,

/s/ David Watkinson

David Watkinson

RISE GOLD CORPORATION,

/s/ Daniel Oliver Jr.

Daniel Oliver Jr., on behalf of the Board of Directors

Annex A

Sierrans for Responsible Resource Development - 501(c)(4) non-profit (President, Director).

Sierrans for Responsible Resource Development Charitable Fund - 501(c)(3) non profit (President, Director)

Emergent Metals Corp. (President, CEO, Director)

Ameriwest Critical Metals Inc. (President, CEO, Director)

Tarku Resources Ltd. (Director)

Pure Energy Minerals Limited (Director)